FFVA FINANCIAL CORPORATION AND SUBSIDIARY
                                   EXHIBIT 11
              Statement Regarding Computation of Earnings Per Share

                                               Three Months Ended             Nine Months Ended
                                                  September 30,                 September 30,
                                               1996         1995 (1)        1996          1995 (1)
                                           -----------    -----------    -----------    -----------
Primary Earnings per Share:
---------------------------

Weighted average number of shares
outstanding                                  5,075,330      6,003,664      5,325,620      6,164,322

Average unallocated ESOP Shares               (233,852)      (267,156)      (233,852)      (267,156)

Incremental shares attributed to
outstanding options                            169,336           --          136,069           --
                                           -----------    -----------    -----------    -----------

Weighted average number of common
stock equivalents                            5,010,814      5,736,508      5,227,837      5,897,166
                                           ===========    ===========    ===========    ===========

Net Income                                 $   358,000    $ 1,590,000    $ 3,677,000    $ 4,825,000
                                           ===========    ===========    ===========    ===========

Primary earnings per common and
common equivalent share                    $       .07    $       .28    $       .70    $       .82



Earnings Per Share Assuming Full
--------------------------------
Dilution:
---------

Weighted average number of shares
outstanding                                  5,075,330      6,003,664      5,325,620      6,164,322

Average unallocated ESOP shares               (233,852)      (267,156)      (233,852)      (267,156)

Incremental shares attributed to
outstanding options                            198,238           --          199,519           --
                                           -----------    -----------    -----------    -----------

Weighted average number of common
stock equivalents                            5,039,716      5,736,508      5,291,287      5,897,166
                                           ===========    ===========    ===========    ===========

Net Income                                 $   358,000    $ 1,590,000    $ 3,677,000    $ 4,825,000
                                           ===========    ===========    ===========    ===========

Fully diluted earnings per common and
common equivalent shares                   $       .07    $       .28    $       .69    $       .82


The Company accounts for the shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6: shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.

(1)  Adjusted to reflect the two-for-one stock split paid June 5, 1996.